Execution Version

TENTH SUPPLEMENTAL INDENTURE
TENTH SUPPLEMENTAL INDENTURE (this “Tenth Supplemental Indenture”) dated as of dated as of January 31, 2020 among ASG INTERNATIONAL, INC., a Delaware corporation, DEFENDER SECURITY CANADA, INC., a Delaware corporation, ADT MS2 LLC, a Delaware limited liability company, DPL TWO LLC, a Indiana limited liability company, DEFENDERS, LLC, a Indiana limited liability company, HOME DEFENDER, INC., a Indiana corporation (each a “New Guarantor” and together, the “New Guarantors”), each a subsidiary of PRIME SECURITY SERVICES BORROWER, LLC (or its successor), a Delaware limited liability company, and THE ADT SECURITY CORPORATION (or its successor), a Delaware corporation (the “Company”), and WELLS FARGO BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of May 2, 2016 (as originally executed or as it may be from time to time supplemented or amended by one or more supplemental indentures supplemental thereto, the “Indenture”), providing for the issuance of 4.875% First-Priority Senior Secured Notes due 2032 (the “Notes”), initially in the aggregate principal amount of $718,266,000;
WHEREAS, the Company, the Trustee and the existing Notes Guarantors have executed and delivered a First Supplemental Indenture, dated as of May 2, 2016 (the “First Supplemental Indenture”), to provide that under certain circumstances the Company is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and Conditions set forth therein; and
WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee, the Company and any Notes Guarantors are authorized to execute and deliver this Tenth Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Defined Terms. As used in this Tenth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Tenth Supplemental Indenture refer to this Tenth Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Notes Guarantors, to guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article II of the First

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Supplemental Indenture and to be bound by all other applicable provisions of the Indenture, the First Supplemental Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture and the First Supplemental Indenture, as applicable.
3.    Notices. All notices or other communications to any New Guarantor shall be given as provided in Section 15.03 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Tenth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS TENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
6.    Foreign Account Tax Compliance Act. For purposes of compliance with the Foreign Account Tax Compliance Act, this Tenth Supplemental Indenture shall not result in a material modification of the Notes
7.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture.
8.    Counterparts. The parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first above written.

DEFENDER SECURITY CANADA, INC.

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

DPL TWO LLC

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEFENDERS, LLC

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

ADT MS2 LLC

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

HOME DEFENDER, INC.

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 2016 1L Indenture - Tenth Supplemental Indenture]

THE ADT SECURITY CORPORATION

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 2016 1L Indenture - Tenth Supplemental Indenture]

ASG INTERNATIONAL, INC.

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first above written

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Vice President

[Signature Page to 2016 1L Indenture - Tenth Supplemental Indenture]